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                                   TRANSLATION

    JUDr. Jaroslava Mala, public notary, with office in Most, Moskevska 1/14
       __________________________________________________________Page one
                                                                     NZ 385/97
                                                                     N  384/97

                                 FOUNDER'S DEED

                                  COUNTERPART


                                NOTARIAL RECORD

written this tenth day of October nineteen hundred and ninety seven in front of me, JUDr. Jaroslava Mala, public notary, with office in Most, in the notary's office in Most, Moskevska 1/14.

Present is the participant, who has declared that he is fully competent to undertake all legal acts and whose identity was proved by valid official identity documents, namely:

Mr. Josef Van ura, birth certificate number 43.06.08/102, residing in Jirkov, 5. kvitna 1512, legal representative of Severoeeske teplarny, a.s. with registered office in Most, J. Seiferta 2179, Chairman of the Board of Directors of this joint-stock company, identification number 46708065,----------------------------

who has made in front of me, public notary, the following

              statement on founding the limited liability company:

First: Severoeeske teplarny, a.s. with registered office in Most, ul. J. Seiferta 2179, identification number 46708065, represented by Josef Vanura, the company's legal representative ("member"), are founding by this Founder's Deed pursuant to Act 513/1991 Coll. as subsequently amended ("Commercial Code"), as a single member, a limited liability company (s.r.o. in Czech - translator's note) ("company") in accordance with conditions given by this Founder's Deed.---------

Second: The business name of the company is as follows:

                                AMES MOST s.r.o.
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     Under this  business  name the company will act in the legal  relations and will be recorded at the Regional Court in Usti nad Labem, authorized by keeping the Commercial Register ("Register Court").-------------------------------------

The company is formed by the day to which it was recorded at the Register Court. The record into the Commercial Register will by made public by the Register Court. The Register Court will allocate the company the identification number.

The registered office of the company is in Most, J. Seiferta 2179, zip code 434 01.-----------------------------------------------------------------------------

Third: The single member of the company on the basis of this Founder's Deed are Severoeeske teplarny, a.s. with registered office in most, J. Seiferta 2179, identification number 46708065.

Fourth: The company has been founded by this Founder's Deed for an indefinite period of time.

Fifth: The scope of business is as follows:

- technical and thermal measurements on heat equipment, except official measurements
- calibration of  thermometers  and pressure  gauges
- purchase of goods to be sold and sale of goods.

Sixth: The registered capital of the company as of the foundation day amounts to 100,000 CZK (in words: one hundred thousand Czech Crowns)

Seventh: A member's contribution is the monetary contribution totaling to 100,000 CZK (in words: one hundred thousand Czech Crowns). This monetary contribution will be paid up by the member as a lump sum in cash before submitting the proposal for recording the company into the Commercial Register at the latest.

The founder, i.e. Severoeeske teplarny, a.s. who acts as an administrator of the contribution, will manage the member's paid-up contribution prior to the incorporation of the company. The company shall acquire ownership title to the above mentioned contribution on the day of its incorporation.

Eighth: Company Bodies The highest body of the company is the general meeting of the company's members. Pursuant to section 132 (1) 1 of the Commercial Code, a single member exercises the power of the general meeting. He decides all the questions, which are entrusted by the Commercial Code or this Founder's Deed to the general meeting.

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     The  decision  of the single  member  when he  exercises  the powers of the general meeting must be in writing and carry his signature. The notarial record is only required in the instances stipulated in section 127 (4) of the Commercial Code.

     An executive constitutes the statutory body of the company. The company has one executive.

     The first company's executive on the basis of this Founder's Deed is ing. Jioi Bretfelt, residing is Most, ESA 2128, birth certificate number 650721/0787.

     Additional executives are appointed or recalled by the general meeting the power of which is exercised by the single member of the company.

     The executive has the right to act independently in the name of the company. The signing on behalf of the company is made in such a way that to the written or printed business name of the company the executive puts his signature.

     Prohibition of competitive conduct stipulated in section 136 of the Commercial Code applies to the executive.

     Ninth: The ownership interest represents the rights and duties of the member and his thereto corresponding participation in the company. The size of such ownership interest is determined in accordance with the ratio of the contribution made by the member to the registered capital of the company.

     The ownership interest is not identical with the contribution of the member.

     This Founder's Deed permits, with the prior approval of the general meeting, the transfer of the ownership interest to another party.

     The ownership interest may be divided in the case of its transfer or transference to a legal successor of the member. When the ownership interest is divided, the fixed amount of contribution stipulated in section 109 (1) of the Commercial Code must be preserved. The approval of the general meeting is required for the division of the ownership interest.

            The company may not acquire its own ownership interests.

Tenth: The company shall create the reserve fund to cover the company losses or to overcome its adverse economic results.

     The reserve fund amounts to 10 per cent of the registered capital (in words: ten thousand Czech Crowns).

     The reserve fund is to be created in an amount equal to at least 10 per cent of the net profits, but without exceeding 5 per cent of the value of the

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registered capital.  This fund shall be annually  replenished by an amount of at least 5 per cent of the net profits, until the fund reaches the level equal to at least 10 per cent of the registered capital.

Eleventh: The company is founded by this Founder's Deed and is incorporated as of the day to which the entry in the Commercial Register was made.

     An application for an entry of the company in the Commercial Register is to be signed by the executive and filed by 90 (in words: ninety) days from the foundation of the company or from submitting the trade or other entrepreneurial license. An application for an entry of the company in the Commercial Register must be accompanied by documents verifying the facts which are to be entered in the Commercial Register. A counterpart of this Notarial Record including the Founder's Deed, as well as the document confirming that the registered capital in accordance with section 111 (2) of the Commercial Code has been fully paid up, must be attached to the application.

     The authenticity of the signature of the person applying for the entry in the Commercial Register, must be officially authenticated.

     The company is responsible for breaching its obligations and other legal duties by all its property.

     The legal status of the company is governed by the law of the Czech Republic and by its general mandatory legal regulations, namely in matters not regulated by this Founder's Deed, in particular by relevant provisions of the Commercial Code and related regulations.

     About the aforesaid, the notarial record was written out, ready by the participant, approved by him and signed in front of me.

                           Van ura s.s.

                                                     L.S.   Jaroslava Mala
                                                     public notary s.s.

I affirm that the counterpart of this notarial record corresponds word-for-word with the original document of October 10, 1997 NZ 375/97 and that it is assigned to Mr. Josef Van ura, residing in Jirkov, 5. kvitna 1512.

In Most this tenth day of October nineteen hundred and ninety seven.





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I affirm that this photocopy  corresponds  word-for-word with the counterpart of the document from which it was made, consisting of 2 sheets in which no changes, amendments, inserts or crossings-out were made which could invalidate its authenticity. This photocopy is complete and includes 4 pages.


In Most, 11/3/97

Round Seal

JUDr. Jaroslava Mala, public notary in Most


Miroslava Koeova
authorized by the public notary
JUDr. Jaroslava Mala